EXHIBIT 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS Third Amendment to CREDIT AGREEMENT (this “Amendment”) dated as of May 25, 2016, is by and among CSI COMPRESSCO LP, a Delaware limited partnership formerly known as Compressco Partners, L.P. (“Compressco LP”), CSI COMPRESSCO SUB INC., a Delaware corporation formerly known as Compressco Partners Sub, Inc. (“Sub Inc.”; together with Compressco LP, the “Borrowers” and each a “Borrower”), the other Loan Parties party hereto, BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”), in each case, for the lenders party to the Credit Agreement referred to below (the “Lenders”), the Lenders and other Persons party hereto.
R E C I T A L S
A.    The Borrowers, the Administrative Agent, the Collateral Agent, the Lenders, the Swing Line Lender, the L/C Issuer and the other agents referred to therein are parties to that certain Credit Agreement dated as of August 4, 2014 (as amended, restated, amended and restated or otherwise modified from time to time, including, without limitation, by the First Amendment to Credit Agreement, dated as of December 18, 2014 and the Second Amendment to Credit Agreement, dated as of April 1, 2015, the “Credit Agreement”), pursuant to which the Lenders have made certain Loans and provided certain Commitments (subject to the terms and conditions thereof) to the Borrowers.
B.    The Borrowers have previously informed the Administrative Agent that they desire to amend certain provisions of the Credit Agreement as set forth herein, including, without limitation, certain financial covenants and certain related provisions.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement. Unless otherwise indicated, all article, schedule, exhibit and section references in this Amendment refer to articles and sections of the Credit Agreement.

Section 2.Amendments to Credit Agreement.

2.1Amendment to Section 1.01 of the Credit Agreement: Section 1.01 of the Credit Agreement is hereby amended as follows:

(a)The definition of Aggregate Commitments is hereby amended and restated in its entirety to read as follows:

““Aggregate Commitments” means the Commitments of all the Lenders. The Aggregate Commitments as of the Third Amendment Effective Date are $340,000,000.”

(b)The definition of Applicable Rate is hereby amended and restated in its entirety to read as follows:

““Applicable Rate” means (i) prior to the delivery by the Parent Borrower to the Administrative Agent of financial statements for the quarter ending June 30, 2016 pursuant to Section 6.01, (x) in the case of Eurodollar Rate Loans, 2.75% per annum, (y) in the case of Base Rate Loans, 1.75% and (z) in the case of the commitment fee, 0.50% (ii) after the delivery by the Parent Borrower to the Administrative Agent of financial statements for the quarter ending June 30, 2016 pursuant to Section 6.01, the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	Eurodollar Rate Loans + Letters of Credit	Base Rate Loans +
1	≤ 3.00:1.00	37.50 bps	200 bps	100 bps
2	≤ 3.75:1 but > 3.00:1.00	37.50 bps	225 bps	125 bps
3	≤ 4.50:1 but > 3.75:1.00	50.00 bps	250 bps	150 bps
4	≤ 5.00:1 but > 4.50:1.00	50.00 bps	275 bps	175 bps
5	> 5.00:1.00	50.00 bps	300 bps	200 bps

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).”

(c)The definition of Base Rate is hereby amended and restated in its entirety to read as follows:

““Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.”
(d)The definition of Defaulting Lender is hereby amended by deleting clause (d) thereof and replacing that deletion with the following text in its place:

“(d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator,

trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.”
(e)The definition of Eurodollar Rate is hereby amended by deleting the “.” appearing at the end thereof and replacing that deletion with the following text in its place:

“; provided further that, in the case of clauses (a) and (b), if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.”
(f)The following definitions are hereby added to Section 1.01 in the appropriate alphabetical order:

““Approved Appraiser” means a reputable firm of independent professional appraisers as may be selected from time to time by the Borrowers and approved and engaged by the Administrative Agent, which approval shall not be unreasonably withheld; provided that, after the occurrence and during the continuance of an Event of Default, the selection of the appraiser may be made by the Administrative Agent in its sole discretion without any Borrower consent.”
““Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.”
““Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.”
““EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.”
““EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.”
““EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.”
““EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.”

““Excess Cash Amount” has the meaning set forth in Section 2.05.”
““Orderly Liquidation Value” means either (a) the estimated amount expressed in Dollars which the Compressor Equipment that is the subject of the Approved Appraiser’s report would typically realize, which may consist of one or more privately negotiated sales, properly advertised and professionally managed, by a seller obligated to sell the subject Compressor Equipment over a period of between six and nine months from the effective date of such Approved Appraiser’s report or (b) in the Administrative Agent’s discretion, such other definition of orderly liquidation value as proposed by an Approved Appraiser and accepted by the Administrative Agent in its reasonable discretion.”
““Third Amendment” means that certain Third Amendment to Credit Agreement, dated as of the Third Amendment Effective Date, by and among the Borrowers, the other Loan Parties party thereto, the Administrative Agent, the Lenders party thereto and any other Person party thereto.”
““Third Amendment Effective Date” means May 25, 2016.”
““Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.”
2.2Amendment to Section 2.05 of the Credit Agreement. The following new clause (j) is hereby added in Section 2.05 of the Credit Agreement in the appropriate alphabetical place to read as follows:

“(j) If, as of the end of any Business Day, the consolidated cash and Cash Equivalents (other than (i) any cash set aside in a deposit account in Argentina, Canada or Mexico in the ordinary course of business, (ii) any cash amounts from the issuances of Equity Interests set aside for repurchases of Senior Notes in accordance with Section 7.12 or (iii) any cash amounts from the issuances of Equity Interests set aside to consummate one or more acquisitions otherwise permitted by the Loan Documents and occurring within 90 days after the applicable such issuance of Equity Interests) balance of the Parent Borrower exceeds $35,000,000 (the amount of such excess being referred to as the “Excess Cash Amount”), then, within five (5) Business Days of such date, the Borrowers shall prepay Loans in an amount equal to the lesser of (x) such Excess Cash Amount and (y) the aggregate principal amount of all Loans outstanding at such time. Such prepayment will not result in the reduction of the Aggregate Commitments.”
2.3Amendment to Section 2.16(a)(iv) of the Credit Agreement. Section 2.16(a)(iv) of the Credit Agreement is hereby amended by deleting the last sentence thereof and replacing that deletion with the following text in its place:

“Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.”
2.4Amendment to Section 4.02 of the Credit Agreement.

(a)Section 4.02 of the Credit Agreement is hereby amended by adding the following new subclause (iv) to clause (a) thereof in the appropriate numerical place to read as follows:

“(iv) At the time of and immediately after giving effect to such Credit Extension (or any renewal of a Letter of Credit as part of such Credit Extension) and the application of the proceeds thereof, the consolidated cash and Cash Equivalents (other than (i) any cash set aside in a deposit account in Argentina, Canada or Mexico in the ordinary course of business, (ii) any cash amounts from the issuances of Equity Interests set aside for repurchases of Senior Notes in accordance with Section 7.12 or (iii) any cash amounts from the issuances of Equity Interests set aside to consummate one or more acquisitions otherwise permitted by the Loan Documents and occurring within 90 days after the applicable such issuance of Equity Interests) balance of the Parent Borrower shall not exceed an amount equal to $35,000,000.”
(b)Section 4.02(b) is hereby amended and restated in its entirety to read as follows:

“(b) Except in respect of clause (a)(ii) above for the initial Credit Extension on the Closing Date, each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a)(i), (ii), (iii) and (iv) have been satisfied on and as of the date of the applicable Credit Extension.”

2.5Amendment to Section 5.01(a) of the Credit Agreement. Section 5.01(a) of the Credit Agreement is hereby amended by adding the following sentence at the end thereof to read as follows:

“Neither of the Borrowers nor any of their Subsidiaries are an EEA Financial Institution.”
2.6Amendment to add new Section 6.19 of the Credit Agreement. A new Section 6.19 of the Credit Agreement is hereby added in the appropriate numerical place to read as follows:

“6.19.     Delivery of Appraisal. Deliver, or cause to be delivered, by June 30, 2016 (and on the annual anniversary thereof) (or, in each case, such later date agreed upon by the Administrative Agent in its sole discretion), to the Administrative Agent an appraisal report from an Approved Appraiser with respect to the Compressor Equipment, in form and substance reasonably satisfactory to the Administrative Agent (it being understood that (a) such appraisal shall, among other things, provide reasonable detail on (i) fair market values of the Compressor Equipment and (ii) Orderly Liquidation Value of the Compressor Equipment and (b) the first appraisal report delivered hereunder shall be conducted on the basis of field exams while subsequent appraisal reports shall, regardless of whether a field exam is completed, be based on data collected and verified no more than thirty (30) days prior to delivery of such appraisal report); provided that, the Administrative Agent may request one (1) additional appraisal report from an Approved Appraiser otherwise consistent with the forgoing requirements in between each annual delivery made pursuant to this Section 6.19; provided further that, if an Event of Default has occurred and is continuing, the Administrative Agent may request an appraisal report from an Approved Appraiser with respect to the Compressor Equipment at any time from time to time. Notwithstanding anything else to the contrary herein, the Parent Borrower agrees to reimburse all reasonable fees, costs and expenses of the Approved Appraiser in connection with delivery of the appraisals required hereunder.”
2.7Amendment to Section 7.05(c) of the Credit Agreement. Section 7.05(c) of the Credit Agreement is hereby amended by deleting the “$5,000,000” appearing therein and replacing such deletion with “$20,000,000”.

2.8Amendment to Section 7.12 of the Credit Agreement. Section 7.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.12     Prepayments of Debt.  Directly or indirectly, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment, repurchase or redemption as a result of any asset sale, change of control or similar event of, any outstanding Senior Notes or Debt Issue, except (a) any payment, prepayment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness with the net cash proceeds from an incurrence of, or in exchange for, a Debt Issue, (b) any payment, prepayment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness in exchange for Equity Interests (other than Disqualified Equity Interests) in the Parent Borrower, (c) any payment, prepayment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness with the net cash proceeds from an issuance of Equity Interests (other than Disqualified Equity Interests) in the Parent Borrower; provided, however, that, any such payment, prepayment, purchase, redemption, defeasance or other acquisition or retirement for value referred to in clause (b) or (c) above, (i) shall be at a price below par value, (ii) shall not be consummated prior to the Third Amendment Effective Date, or more than 180 days after the issuance of such Equity Interests, (iii) shall be paid with funds exclusively from issuances of such Equity Interests (or in the case of an exchange, made with Equity Interests issued) on and after the Third Amendment Effective Date and (iv) the amount of all such Indebtedness repurchased hereunder does not exceed the amount of such Senior Notes outstanding on the Third Amendment Effective Date, and (d) notices in respect of repurchases (but not the repurchases themselves) pursuant to “change of control” or “asset sale” provisions of the Senior Notes or a Debt Issue. For the avoidance of doubt, to effect a transaction pursuant to clause (c) above, the Borrower may use the proceeds of such issuance of Equity Interests to repay Loans and subsequently borrow such amount (subject to the conditions in Section 4.02).”
2.9Amendment to Section 7.19(b) of the Credit Agreement. Section 7.19(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter of Parent Borrower to exceed the amounts set forth in the table below for each date of determination:

June 30, 2016	5.50:1.00
September 30, 2016	5.50:1.00
December 31, 2016	5.75:1.00
March 31, 2017	5.75:1.00
June 30, 2017	5.75:1.00
September 30, 2017	5.75:1.00
December 31, 2017	5.50:1.00
March 31, 2018	5.50:1.00
June 30, 2018	5.25:1.00
September 30, 2018	5.25:1.00
December 31, 2018 and thereafter	5.00:1.00

2.10Amendment to Section 7.19(c) of the Credit Agreement. Section 7.19(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio as of the end of any fiscal quarter of Parent Borrower to be greater than 3.50 to 1.00.”
2.11Amendment to Section 7.20 of the Credit Agreement. Section 7.20 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.20 Capital Expenditures.   Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset, except for capital expenditures in the ordinary course of business not exceeding in the aggregate for the Parent Borrower and its Subsidiaries during each fiscal year the limit corresponding to each period as set forth in the grid below:

Fiscal year	Limit
2016	$25,000,000
2017	$50,000,000
2018	$50,000,000
2019	$75,000,000

provided that, notwithstanding the foregoing, fifty percent (50%) of the amounts set forth for each of fiscal years 2017 and 2018 that are not expended in the fiscal year for which it is permitted above, may, in each case, be carried over for expenditure in the immediately following fiscal year; provided however that, if any such amount is so carried over for a particular fiscal year, (a) it will be deemed used in the applicable immediately following fiscal year (whether or not so used) and (b) it may not be carried over to any subsequent fiscal year.”

2.12Amendment to Section 7.22 of the Credit Agreement. Section 7.22 of the Credit Agreement is hereby amended by deleting the “.” at the end thereof and adding the following text:

“; provided that, for the avoidance of doubt, within thirty (30) days after the Third Amendment Effective Date (or such longer period of time as may be agreed to by the Collateral Agent in its reasonable discretion), the Parent Borrower shall deliver Control Agreements for each of the Loan Parties with accounts held at Bank of America.”
2.13Amendment to Section 8.01(b) of the Credit Agreement. Section 8.01(b) of the Credit Agreement is hereby amended to add “, 6.19” immediately after the reference to “6.18” appearing in such provision.

2.14Amendment to Section 10.06 of the Credit Agreement. Section 10.06 of the Credit Agreement is hereby amended by adding the following clause (h) in the appropriate alphabetical place to read as follows:

“(h) Notwithstanding anything else to the contrary, the parties hereby agree that Merrill Lynch, Pierce, Fenner & Smith Incorporated may, without notice to the Loan Parties, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the Third Amendment Effective Date.”

2.15Amendment to add new Section 10.21 of the Credit Agreement. The following new Section 10.21 of the Credit Agreement is added in the appropriate numerical place to read as follows:

“Section 10.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.”

2.16Amendment to Schedule 2.01 (Commitments and Applicable Percentages): Schedule 2.01 of the Credit Agreement is hereby deleted in its entirety and the Schedule 2.01 attached hereto as Annex A is inserted in its place.

2.17Amendment to Exhibit D (Form of Compliance Certificate): Exhibit D of the Credit Agreement is hereby deleted in its entirety and the Exhibit D attached hereto as Annex B is inserted in its place.

Section 3.Conditions Precedent. This Amendment shall not become effective until the date (the “Third Amendment Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.01 of the Credit Agreement):

3.1Counterparts. The Administrative Agent shall have received from the Borrowers, the other Loan Parties, the Required Lenders, the L/C Issuer, the Swing Line Lender, the Administrative Agent and Collateral Agent, executed counterparts (in such number as may be requested by the Administrative Agent) of this Amendment.

3.2No Default or Event of Default. As of the Third Amendment Effective Date after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

3.3Fees. The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Third Amendment Effective Date, including to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers under the Credit Agreement. Without limiting the foregoing, each Lender party hereto shall receive a fee from the Borrowers equal to 12.5 bps payable on the amount of each such Lender’s Commitment under the Credit Agreement after giving effect to this Amendment on and as of the Third Amendment Effective Date.

3.4Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent (or its counsel) may reasonable request relating to the transactions contemplated by this Amendment.

The Administrative Agent shall notify the Borrowers and the Lenders of the Third Amendment Effective Date, and such notice shall be conclusive and binding.
Section 4.Miscellaneous.

4.1Confirmation. The provisions of the Loan Documents, as amended by this Amendment, shall remain in full force and effect in accordance with their terms following the effectiveness of this Amendment.

4.2    Ratification and Affirmation; Representations and Warranties. Each of the Borrowers and other Loan Parties does hereby adopt, ratify, and confirm the Credit Agreement and the other Loan Documents to which it is a party, as amended hereby, and its obligations thereunder. Each of the Loan Parties hereby (a) acknowledges, renews and extends its continued liability under, each Loan Document, as amended hereby, to which it is a party and agrees that each Loan Document, as amended hereby, to which it is a party remains in full force and effect, notwithstanding the amendments contained herein and (b) represents and warrants to the Administrative Agent and the Lenders that: (i) as of the date hereof and as of the Third Amendment Effective Date, after giving effect to the terms of this Amendment, all of the representations and warranties contained in each Loan Document, or which are contained in any document furnished at any time under or in connection therewith, to which it is a party are true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects), except to the extent any such representations and warranties specifically refer to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) as of such specified earlier date, (ii) (A) as of the date hereof and as of the Third Amendment Effective Date, no Default or Event of Default has occurred and is continuing and (B) immediately after giving effect to this Amendment, no Default or Event of Default will have occurred and be continuing and (iii) neither of the Borrowers nor any of their Subsidiaries are an EEA Financial Institution.
4.3General Release. Each of the Borrowers and the other Loan Parties (on behalf of themselves and their Related Parties) hereby forever waives, releases, acquits and discharges, to the fullest extent permitted by law, any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), suits, demands, debts, accounts, contracts, liabilities, obligations, judgments, damages, actions and causes of actions, whether in law or in equity, of whatsoever nature and kind, whether known or unknown, whether now or hereafter existing, that the Borrowers or any other Loan Party (and each of their Related Parties) at any time had or has, or that its successors, assigns, affiliates, shareholders and “controlling persons” (within the meaning of federal securities laws) hereafter can or may have against the Administrative Agent, Collateral Agent, the L/C Issuer, the Swing Line Lender, any Arranger, any Lender or any of their

Related Parties through the date hereof, in each case in connection with the Credit Agreement, the other Loan Documents, all other documents executed in connection therewith, and the transactions contemplated thereby.

4.4Loan Document. This Amendment and each agreement, instrument, certificate or document executed by the Borrowers, any Loan Party or any of their officers in connection therewith are “Loan Documents” as defined and described in the Credit Agreement and all of the terms and provisions of the Loan Documents relating to other Loan Documents shall apply hereto and thereto.

4.5Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means (e.g., “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Amendment.

4.6No Oral Agreement. This Amendment, the Credit Agreement and the other LOAN Documents executed in connection herewith and therewith represent the final agreement AMONG the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties.

4.7GOVERNING LAW. THIS AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK

4.8Miscellaneous. Section 10.14(b), (c) and (d) and Section 10.15 of the Credit Agreement shall apply to this Amendment, mutatis mutandis.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Credit Agreement to be duly executed as of the date first written above.
BORROWERS
CSI COMPRESSCO LP,
as a Borrower and Parent Borrower

By: CSI COMPRESSCO GP INC.,
its general partner

By: /s/Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

CSI COMPRESSCO SUB INC.,
as a Borrower

By: /s/Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

GUARANTORS

CSI COMPRESSCO FINANCE INC. (F/K/A COMPRESSCO FINANCE INC.)

By: /s/Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

By: CSI COMPRESSCO LP (F/K/A COMPRESSCO PARTNERS, L.P.),
its sole member

By: CSI COMPRESSCO GP INC. (F/K/A COMPRESSCO PARTNERS GP INC.),
its general partner

By: /s/Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

CSI COMPRESSCO FIELD SERVICES INTERNATIONAL LLC (F/K/A COMPRESSCO FIELD SERVICES INTERNATIONAL, LLC),
CSI COMPRESSCO INTERNATIONAL LLC (F/K/A COMPRESSCO INTERNATIONAL, LLC),
CSI COMPRESSCO LEASING LLC (F/K/A COMPRESSCO LEASING, LLC),
CSI COMPRESSCO HOLDINGS LLC (F/K/A COMPRESSCO HOLDINGS, LLC)

By: CSI COMPRESSCO OPERATING LLC (F/K/A COMPRESSCO PARTNERS OPERATING, LLC), its sole member

By: /s/Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

COMPRESSOR SYSTEMS, INC.

By: /s/Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

ROTARY COMPRESSOR SYSTEMS, INC.

By: /s/Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

CSI COMPRESSION HOLDINGS, LLC

By: COMPRESSOR SYSTEMS, INC.,
its sole manager

By: /s/Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent
By: /s/Linda Lov
Name: Linda Lov
Title: Assistant Vice President

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By: /s/Tyler Ellis
Name: Tyler Ellis
Title: Senior Vice President

JPMorgan Chase Bank, N.A., as a Lender

By: /s/Tommie Grant
Name: Tommie Grant
Title: Vice President

Wells Fargo Bank, N.A., as a Lender

By: /s/Maxwell J. Felts
Name: Maxwell J. Felts
Title: Assistant Vice President

Royal Bank of Canada, as a Lender

By: /s/Matthias Wong
Name: Matthias Wong
Title: Authorized Signatory

||

Credit Suisse AG, Cayman Islands Branch, as a Lender

By: /s/Nupur Kumar
Name: Nupur Kumar
Title: Authorized Signatory

By: /s/Lorenz Meier
Name: Lorenz Meier
Title: Authorized Signatory

Capital One, National Association, as a Lender

By: /s/Christopher Kun
Name: Christopher Kun
Title: Director

||

Barclays Bank PLC, as a Lender

By: /s/Sean Duggan
Name: Sean Duggan
Title: Assistant Vice President

Raymond James Bank, N.A., as a Lender

By: /s/Scott G. Axelrod
Name: Scott G. Axelrod
Title: Senior Vice President

BOKF, N.A. d/b/a Bank of Oklahoma, as a Lender

By: /s/Daniel Weintraub
Name: Daniel Weintraub
Title: Vice President

CIT Bank, N.A., as a Lender

By: /s/Stewart McLeod
Name: Stewart McLeod
Title: Director

Texas Capital Bank, N.A., as a Lender

By: /s/Seth Laroche
Name: Seth Laroche
Title: Vice President

Annex A

Schedule 2.01
Commitments and Applicable Percentages

Name of Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$45,475,000	13.375%
Wells Fargo Bank, N.A.	$37,400,000	11.000%
JPMorgan Chase Bank, N.A.	$37,400,000	11.000%
Barclays Bank PLC	$37,400,000	11.000%
Royal Bank of Canada	$37,400,000	11.000%
Credit Suisse AG, Cayman Islands Branch	$33,150,000	9.750%
Capital One, National Association	$33,150,000	9.750%
Raymond James Bank, N.A.	$25,500,000	7.500%
BOKF, N.A. d/b/a Bank of Oklahoma	$21,250,000	6.250%
CIT Bank, N.A.	$21,250,000	6.250%
Texas Capital Bank, N.A.	$10,625,000	3.125%
Total	$340,000,000	100%

Annex B

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: [•]

To:    Bank of America, N.A., as Administrative Agent
Agency Management
135 South LaSalle Street
Mail Code: IL4-135-09-61
Chicago, IL 60603
Attention: Linda Lov, Agency Officer
Tel:    312-828-8010
Fax:     877-206-1766
Email: linda.k.lov@baml.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 4, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among CSI COMPRESSCO LP (F/K/A COMPRESSCO PARTNERS, L.P.) (“Compressco LP” or “Parent Borrower”) and CSI COMPRESSCO SUB INC. (F/K/A COMPRESSCO PARTNERS SUB, INC.) (“Sub Inc.”) (collectively, Compressco LP and Sub Inc., the “Borrowers”), BANK OF AMERICA, N.A., as administrative agent and collateral agent (the “Administrative Agent”), each Lender from time to time party thereto and the other Persons party thereto.
I, the undersigned Responsible Officer of CSI COMPRESSCO GP INC. (F/K/A COMPRESSCO PARTNERS GP INC.) (the “General Partner”), the general partner of Compressco LP, hereby certify, solely in my capacity as an officer of the General Partner and not in an individual capacity, as of the date hereof, that I am the                              of the General Partner, and that, as such, I am authorized to execute and deliver this Compliance Certificate (this “Certificate”) to the Administrative Agent on behalf of the General Partner in its capacity as the general partner of the Parent Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements.]
1.    Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of Parent Borrower ended as of the above date, together with the report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent and an attestation report of such Registered Public Accounting Firm as to Parent Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley.
[Use following paragraph 1 for fiscal quarter-end financial statements.]
1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of Parent Borrower ended as of the above date, which financial statements fairly present in all material respects the financial condition, results of operations, partners’ capital and cash flows of Parent Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

2.    The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision or the supervision of any other Responsible Officer of the General Partner or the Parent Borrower, a review of the activities of the Parent Borrower during such fiscal period in order to determine whether during such period the Parent Borrower performed and observed all its obligations under the Loan Documents.
[select one:]
3.    To the knowledge of the undersigned, no Default has occurred and is continuing.
[-or-]
3.    The following covenants or conditions have not been performed or observed and the following is a reasonably detailed list of each such Default and its nature and status:
[insert list]
4.    Attached hereto as Schedule 2 are the financial covenant analyses and information demonstrating compliance with Section 7.19 of the Credit Agreement.
5.    A report as of the date of this Compliance Certificate is attached hereto as Schedule 3 setting forth all Hedging Contracts (if any) to which any Loan Party is a party.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______     , 20    .
CSI COMPRESSCO GP INC. (F/K/A COMPRESSCO PARTNERS GP INC.),
as General Partner

By:    ______________________________
Name:

Schedule 1 to
Exhibit D

[Select one:]

AUDITED FINANCIAL STATEMENTS
(as required by Section 6.01(a) of the Credit Agreement)
[-or-]
UNAUDITED FINANCIAL STATEMENTS
(as required by Section 6.01(b) of the Credit Agreement)

(attached)

Schedule 2 to
Exhibit D

For the [Quarter/Year] ended ___________________ (“Statement Date”)

($ in 000’s)

Section 7.19(a) - Consolidated Interest Coverage Ratio:

I.    Consolidated Interest Charges

A.Consolidated Interest Charges as of the last day of the period of four fiscal quarters then ending.	$

II.	Consolidated EBITDA

A.Consolidated Net Income for such period; plus		$
B.The following to the extent deducted in calcuating such Consolidated Net Income:
(i)	Consolidated Interest Charges,	$
(ii)	provision for federal, state, local and foreign income taxes payable,	$
(iii)	depreciation and amortization expense,	$
(iv)	one-time financing and advisory fees and expenses incurred by the Parent Borrower to consummate the Transactions, and	$
(v)	other expenses of the Parent Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period;	$
The sum of Lines B(i) through B(v); minus		$
C. The following to the extent included in calculating such Consolidated Net Income:
(i)	federal, state, local and foreign income tax credits of the Parent Borrower and its Subsidiaries,	$
(ii)	extraordinary gains, and	$
(iii)	all non-cash items increasing Consolidated Net Income;	$
The sum of Lines C(i) through C(iii).		$
D.
Consolidated EBITDA (Line A, plus Line B (which, for the avoidance of doubt, is the sum of Lines B(i) through B(vi)), minus Line C (which, for the avoidance of doubt, is the sum of Lines C(i) through C(iii)); subject to any further adjustments thereto in conformance with the definition of Consolidated EBITDA contained in the Credit Agreement)
$

III.	Consolidated Interest Coverage Ratio (Line II.D divided by Line I.A):____ to 1.00
Minimum Required under Section 7.19(a) for such period:    3.00 to 1.00

Section 7.19(b) - Consolidated Total Leverage Ratio:

I.    Consolidated Total Indebtedness

A.Consolidated Funded Indebtedness as of the last day of the period	$

II.	Consolidated EBITDA

A.Consolidated EBITDA for such period (See Line II.D above)	$

III.	Consolidated Total Leverage Ratio (Line I.A divided by Line II.A): ____ to 1.00
Maximum Permitted under Section 7.19(b) for any date of determination:

June 30, 2016	5.50:1.00
September 30, 2016	5.50:1.00
December 31, 2016	5.75:1.00
March 31, 2017	5.75:1.00
June 30, 2017	5.75:1.00
September 30, 2017	5.75:1.00
December 31, 2017	5.50:1.00
March 31, 2018	5.50:1.00
June 30, 2018	5.25:1.00
September 30, 2018	5.25:1.00
December 30, 2018 and thereafter	5.00:1.00

Section 7.19(c) - Consolidated Secured Leverage Ratio:

I.    Consolidated Secured Funded Indebtedness

A.Consolidated Secured Funded Indebtedness as of the last day of the period	$

II.     Consolidated EBITDA

A.Consolidated EBITDA for such period (See Line II.D above)	$

III.	Consolidated Secured Leverage Ratio (Line I.A divided by Line II.A):____ to 1.00
Maximum Permitted under Section 7.19(c) for such period:    3.50 to 1.00

Section 7.20 - Capital Expenditures:

I.    Capital expenditures

A.Aggregate amount for the Parent Borrower and its Subsidiaries	$
Maximum Permitted under Section 7.20 for the fiscal year:

Fiscal year	Limit (1)
2016	$25,000,000
2017	$50,000,000
2018	$50,000,000
2019	$75,000,000
(1) Fifty percent (50%) of the amounts set forth for each of fiscal years 2017 and 2018 that are not expended in the fiscal year for which it is permitted, may, in each case, be carried over for expenditure in the immediately following fiscal year; provided however that, if any such amount is so carried over for a particular fiscal year, (a) it will be deemed used in the applicable immediately following fiscal year (whether or not so used) and (b) it may not be carried over to any subsequent fiscal year.

Schedule 3 to
Exhibit D
Hedging Contracts
(see attached)